UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EvergreenBancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of EvergreenBancorp, Inc. that will be held at 3:30 p.m. on Thursday, April 24, 2008, at 1111 3rd Ave., Suite 300, Seattle, Washington. Following is a formal notice of the meeting and a Proxy Statement that fully describes the business to be conducted. In addition to the election of two directors, we are also proposing amendments to our Articles of Incorporation and amendments to our stock option plan.

We hope you can attend this meeting in person, but if not, please remember it is important that your shares be represented, regardless of the number you own. Whether or not you plan to attend the Annual Meeting, we urge you to promptly vote and submit your proxy by telephone, the Internet, or by mail in the envelope provided in order to ensure the presence of a quorum. If you attend the meeting in person, you may revoke the proxy and vote in person. If you hold your shares through an account at a brokerage firm, please follow the instructions you receive from them to vote your shares.

Sincerely,

Gerald O. Hatler

President and Chief Executive Officer

March 27, 2008

EVERGREENBANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS APRIL 24, 2008

TIME	3:30 p.m. on Thursday, April 24, 2008

PLACE	1111 3rd Avenue, Suite 300
Seattle, Washington
ITEMS OF BUSINESS	(1) To elect two directors for a three-year term.

(2) To amend the Articles of Incorporation to eliminate the requirement to maintain nine directors for a staggered board.

(3) To amend the Articles of Incorporation to move the indemnification provisions from the Bylaws to the Articles.

(4) To amend the Stock Option Plan to (i) increase the number of shares available under the plan; (ii) extend the term of the plan; and (iii) make certain other technical amendments.

(5) Ratify the appointment of accountants.

(6) To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Friday, March 14, 2008.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the Proxy Statement and on your enclosed proxy form.

By Order of the Board of Directors
Gerald O. Hatler President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by telephone, the Internet, or by mail as promptly as possible to ensure the presence of a quorum for the meeting.

For additional instructions on voting by telephone or the Internet, please refer to your proxy card. To vote and submit your proxy by mail, please complete, sign, and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope. Submitting your proxy promptly will save the Company the expense of further requests for proxies in order to ensure a quorum. If you attend the meeting in person, you may revoke the proxy and vote in person. If you hold your shares through an account at a brokerage firm, please follow the instructions you receive from them to vote your shares.

i

ii

EVERGREENBANCORP, INC.

1111 3rd Avenue, Suite 2100

Seattle, Washington 98101

(206) 628-4250

PROXY STATEMENT

INTRODUCTION

This Proxy Statement and the accompanying proxy are being sent to shareholders on or about March 27, 2008, for use in connection with the Annual Meeting of Shareholders of the Company to be held on Thursday, April 24, 2008, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. In this Proxy Statement, the term “we” and “us” refers to EvergreenBancorp, Inc. (the “Company”) or EvergreenBank (the “Bank”) where applicable.

INFORMATION ABOUT THE MEETING

Purpose of the Meeting

The purpose of the meeting is to: (1) elect two persons to serve as members of the Board of Directors of the Company for a three-year term; (2) approve amendments to the Amended and Restated Articles of Incorporation (“Articles of Incorporation”) to change the board composition by eliminating the requirement to maintain nine directors for a staggered board; (3) approve amendments to the Articles of Incorporation to move the indemnification provisions from the Bylaws to the Articles; (4) approve amendments to the EvergreenBancorp, Inc. Second Amended Stock Option and Equity Compensation Plan (“Plan”) to (a) increase the number of shares available under the Plan; (b) extend the term of the Plan; and (c) certain other technical amendments; (5) ratify the appointment of the Company’s independent registered public accounting firm; and (6) conduct such other business as may properly come before the meeting.

Shareholders of Record

If you were a shareholder on March 14, 2008 (the “Record Date”), you are entitled to vote at the Annual Meeting. There were 2,397,046 shares of common stock outstanding on the Record Date. You are entitled to cast one vote for each share registered in your name upon any matter voted upon. Nominees for election of directors who receive the highest number of votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors.

Quorum

The presence, in person or by proxy, of at least a majority of the outstanding shares entitled to vote at the Annual Meeting constitutes a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining a quorum for the transaction of business at the Annual Meeting.

Solicitation of Proxies

The Board of Directors of the Company is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by directors and officers or their agents by use of mail, telephone, facsimile and personal interview. It is not expected that we will engage an outside proxy solicitation firm to render proxy solicitation services; however, if we do, we will pay a fee for such services.

Voting Requirements to Approve Matters Presented

Election of Directors.    The two nominees for election as directors at the Annual Meeting with three-year terms to expire in 2011 who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

Amendments to Articles of Incorporation.    The two proposals to amend the Articles of Incorporation requires the affirmative vote “FOR” the proposals by holders of a majority of the shares entitled to vote on the proposals. You may vote for, against or abstain for the proposed amendments. Abstentions and broker non-votes will have the same effect as a vote against the proposals.

Amendment to Plan.    The proposal to amend the Plan requires the affirmative vote “FOR” the proposal by holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal. You may vote for, against or abstain from the approval of the amendments. Abstentions and broker non-votes will have no effect on the outcome of the votes.

Ratification of Accountants.    The proposal to ratify the Company’s independent registered public accounting firm requires the affirmative vote “FOR” the proposal by holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal. You may vote for, against or abstain from the ratification of the independent public accountants. Abstentions and broker non-votes will have no effect on the outcome of the votes.

Voting and Revocation of Proxies.    Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy “FOR” the director nominees listed in this Proxy Statement, “FOR” the amendments to the Articles of Incorporation, “FOR” the amendments to the Plan, and “FOR” the ratification of the independent registered public accounting firm. Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us a subsequently dated proxy, or (3) notifying us at the Annual Meeting before the shareholder vote is taken. Shareholders of record are entitled to one vote per share on the proposals.

Voting of Proxies by Shareholders of Record and by Beneficial Owners.    As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record.    If your shares are registered directly in your name with the Company’s transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by the Company through Registrar and Transfer Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. The Company has enclosed a proxy card for you to use.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

The election of directors and ratification of the appointment of accountants are considered “routine” proposals, and your brokerage firm can vote your shares in its discretion on these proposals. The proposals to amend the Company’s Articles of Incorporation and the Plan are “non-routine” and your brokerage firm cannot vote your shares on these proposals unless it has received voting instructions from you.

Voting in Person at the Annual Meeting

Shareholders of Record.    Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the annual meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner.    Shares held in street name may be voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that the number of directors on the Board will be within a range of five to twenty-four and that the exact number of directors will be set forth in the Bylaws. Our Articles further state that the Board may be divided into staggered terms provided there are nine directors.

As a result of C. Don Filer’s retirement at the 2008 Annual Meeting, the number of directors will be reduced to eight. Accordingly, as set forth in Proposal No. 2, the shareholders are being asked to approve an amendment to the Company’s Articles of Incorporation that will eliminate the requirement to maintain a minimum of nine directors to have a staggered board. Subject to the shareholders approving this amendment to the Articles, the Bylaws will also be amended to provide the Board the authority to set the number of directors by resolution of the Board. Our Bylaws currently set the number of directors at nine and provide for staggered three-year terms.

In the event Proposal No. 2 is not approved by the shareholders, the Board will continue its search to fill the vacancy on the Board caused by Mr. Filer’s retirement, in an effort to comply with the Company’s Articles of Incorporation and Bylaws.

The Board has nominated for re-election current directors Richard W. Baldwin and Craig O. Dawson each to serve a three-year term expiring in 2011. C. Don Filer, who would have been up for re-election, advised the Board that he would be retiring from the Board effective at the 2008 Annual Meeting. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees should refuse or become unable to serve, your Proxy will be voted for the person the Board designates to replace that nominee.

Other nominations, if any, may be made only in accordance with the prior notice provisions contained in our Bylaws as described under the section entitled “Information Concerning Shareholder Proposals and Director Nominations” of this Proxy Statement.

The Board of Directors recommends that you vote “FOR” the nominees to be elected as directors.

Information Regarding Nominees and Continuing Directors

Information regarding each of the nominees and continuing directors is provided below, including each nominee’s and continuing director’s name and age, principal occupation during the past five years, and the year first elected as a director of the Bank. Directors of the Company also serve as directors of the Bank.

Director Nominees

Director with Terms to Expire 2011

Richard W. Baldwin Director since 2001	Mr. Baldwin, 63, is Chairman and CEO of Baldwin Resource Group Inc., a business consulting company that specializes in acquisitions and mergers, strategic planning, and risk-management services. He also serves on the Board of Directors of the Washington State Hotel & Lodging Association and has served as past Chairman of Strategic Planning, IBA West, and the Discovery Institute.

Craig O. Dawson Director since 2007	Mr. Dawson, 45, is the President and Chief Executive Officer of Retail Lockbox, Inc., a company specializing in payment processing, digital image capture, and retrieval services. Mr. Dawson also serves on the Board of Directors of the Washington Roundtable, the BOLD Initiative Advisory Board, the Community Development Roundtable (CDRT), the Greater Seattle Chamber of Commerce Urban Enterprise Center (UEC), the University of Washington Business and Economic Development Center (UW BEDC) Committee, Seattle Academy of Arts and Sciences Committee, the Children’s Hospital and Regional Medical Center (CHRMC) Hematology/Oncology Family Advisory Board, and is an active member of the Rotary of Downtown Seattle. He is also the immediate past President of Tabor 100, an organization which focuses on creating initiatives for CEO’s of minority-owned businesses.

Continuing Directors

Directors Whose Term Expires in 2010

Carole J. Grisham Director since 2000	Ms. Grisham, 58, is the former Executive Director of IslandWood, a unique 255-acre outdoor science, technology and arts learning center located on Bainbridge Island, WA. IslandWood’s mission is to provide exceptional learning experiences and inspire lifelong environmental and community stewardship. Prior to serving in that role, Ms. Grisham was the Associate Director (serving as both the COO and CFO) of the Pacific Science Center located in Seattle.

Russel E. Olson Director since 2003	Mr. Olson, 76, is the former Vice President of Finance and Treasurer of Puget Sound Power and Light Company. He is also a former Director of Pacific Northwest Bank and Pacific Northwest Bancorp.

Joseph M. Phillips Director since 2007	Dr. Phillips, 51, is the Dean of the Albers School of Business and Economics for Seattle University. Dr. Phillips also serves on the Board of Directors of Junior Achievement of Greater Puget Sound and the MadreMonte Foundation. In addition, he is past President of the Western Association of Collegiate Schools of Business.

Directors Whose Term Expires in 2009

Robert J. Grossman Director since 2003	Mr. Grossman, 72, is an Independent Architectural Consultant and a retired Principal Architect; Director, President, and Managing Principal of the Seattle office of Northwest Architectural Company, P.S.

Gerald O. Hatler Director since 1998	Mr. Hatler, 59, is the Vice Chairman, President, and Chief Executive Officer of EvergreenBancorp, Inc. and EvergreenBank. Mr. Hatler serves on the Boards of Directors of PEMCO Technology Services, Inc., Seattle Central Community College Foundation, Junior Achievement of Greater Puget Sound, previous Chairman of the Washington Bankers Association, and previous Director of the Western Independent Bankers Association.

Stan W. McNaughton Director since 1998	Mr. McNaughton, 57, is the Chairman of EvergreenBancorp, Inc. and EvergreenBank. He is also the Chairman, President, and Chief Executive Officer of PEMCO Mutual Insurance Company, PEMCO Insurance Company, PEMCO Life Insurance Company, Public Employees Insurance Agency, Inc., and PEMCO Corporation. He also serves on the Boards of Directors of PEMCO Technology Services, Inc. and PCCS, Inc., and as Treasurer and Director of PEMCO Foundation Inc.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting, and the highest level of corporate governance. We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and our corporate governance guidelines and practices, including committee charters, are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Code of Ethics

The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access our current charters, including our Code of Ethics and Audit Committee charters and our Bylaws by writing to: EvergreenBancorp, Inc., c/o the Corporate Secretary, 1111 3rd Avenue, Suite 2100, Seattle, Washington 98101.

Shareholder Communications

The Company and the Board of Directors welcome communication from shareholders and have established a formal method for receiving such communication. The preferred method is by mail. Shareholders may send written communications to the entire Board or to individual members, addressing such communications to EvergreenBancorp, Inc., 1111 3rd Avenue, Suite 2100, Seattle, Washington 98101, Attention: Corporate

Secretary. These communications will be reviewed and if they are relevant to and consistent with the Company’s operations and policies, such communications will be forwarded to the entire Board for review and consideration.

Director Independence

As part of its commitments to good business practices and the result of increased regulatory requirements, the Board has implemented certain corporate governance standards, including maintaining an independent board. The Board has analyzed the independence of each director and nominee and has determined that each of the following members of the Board meet the applicable SEC requirements and Nasdaq listing standards regarding “independence” and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending with the directors, each of which were made on the same terms as comparable transactions made with other persons. Such arrangements are discussed in detail in the section entitled “Transactions with Management.”

Based on these standards, the Board determined that each of the following non-employee directors, serving until the 2008 Annual Meeting, is independent and has no relationship with the Company, except as a director and shareholder:

Richard W. Baldwin	Craig O. Dawson
C. Don Filer	Russel E. Olson
Carole J. Grisham	Joseph M. Phillips
Robert J. Grossman

In addition, based on such standards, the Board has determined that Gerald O. Hatler and Stan W. McNaughton are not independent. Mr. Hatler, President and Chief Executive Officer of the Company and the Bank, serves as a director of PEMCO Technology Services, Inc. Mr. McNaughton, Chairman of the Company and the Bank, is also the Chairman, President, and Chief Executive Officer of PEMCO Mutual Insurance Company, PEMCO Insurance Company, PEMCO Life Insurance Company, Public Employees Insurance Agency, Inc., and PEMCO Corporation, a director of PEMCO Technology Services, Inc. and PCCS, Inc., and a director and Treasurer of PEMCO Foundation, Inc. Some of these companies provide services to, or contract with the Company and/or the Bank for various services in the normal course of business and are described further under “Transactions with Management.”

Executive Compensation Interlocks and Insider Participation.    During the most recent fiscal year, no executive officer of the Company served on the Compensation Committee (or equivalent), or the board of directors of another entity whose executive officer served on the Company’s Compensation Committee.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors holds regularly scheduled meetings. The Board held 11 meetings (including regularly scheduled and special meetings) during the fiscal year. In addition to meetings of the full Board, directors attended meetings of Board committees, as well as educational programs and strategic planning sessions with senior management. The Company encourages, but does not require, members of the Board to attend its Annual Meetings. All members of the Board attended the Company’s 2007 Annual Meeting.

Certain Committees of the Board of Directors

The Board has established, among others, certain standing committees including separate Audit, Compensation and Nominating/Executive Committees to serve the Company and the Bank. Each director attended at least 75 percent of the meetings of the aggregate of (i) the total meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which he or she served. The following table shows the membership of the various committees.

Committee Membership

Name	Audit	Compensation	Executive/ Nominating

Richard W. Baldwin	☐	☑	☐

Craig O. Dawson	☐	☐	☐

C. Don Filer*	☑**	☐	☐

Carole J. Grisham	☑***	☐	☑

Robert J. Grossman	☐	☑***	☑

Gerald O. Hatler	☐	☐	☐

Stan W. McNaughton	☐	☑	☑***

Russel E. Olson	☑	☐	☐

Joseph M. Phillips	☑	☐	☐

*	Mr. Filer will retire effective at the 2008 Annual Meeting
**	Mr. Filer was a member of the Audit Committee from January through September 2007.
***	Committee Chair

Audit Committee

The Audit Committee is currently comprised of three directors, each of whom is considered “independent” as defined by the Nasdaq listing standards and approved by the SEC. In addition, the Board has determined that the Audit Committee’s Chair, Carole J. Grisham, is an “audit committee financial expert” as defined in the rules adopted by the Securities and Exchange Commission under the Sarbanes Oxley Act of 2002. The Audit Committee operates under a formal written charter that is reviewed annually and revised as deemed necessary. The Audit Committee held 10 meetings during the fiscal year 2007, five of which included executive sessions held outside the presence of management.

The main function of the Audit Committee is to assist the Board of Directors in monitoring the integrity of the Company’s financial statements, the Company’s compliance with applicable legal and regulatory requirements, and the independence and performance of the Company’s internal and external auditors.

Among other things, the Audit Committee:

•	Is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm performing or issuing an audit report;

•

Approves the engagement and pre-approves all auditing services and permissible non-audit services to be provided to the Company by the independent auditors, except for certain de minimus services as defined in the Sarbanes-Oxley Act of 2002;

•	Maintains procedures for the receipt, retention, and treatment of complaints regarding financial and other matters; and

•	Reviews related person transactions.

Compensation Committee

The Compensation Committee is comprised of three directors, a majority of whom are considered “independent” as defined by the Nasdaq listing standards as approved by the SEC. Mr. McNaughton, who serves on the Compensation Committee, is not deemed to be “independent” because of his relationship during 2007 with the PEMCO companies discussed on page 25 under “Transactions with Management.” The Compensation Committee met 7 times during the fiscal year 2007. The Committee does not currently operate under a formal written charter.

The Compensation Committee recommends overall corporate philosophy and long-term strategies for executive compensation programs of the Company. The Committee reviews and evaluates the Chief Executive Officer’s performance in light of Company goals and objectives, including shareholder return. The Committee reports the results of its evaluation and makes recommendations to the Board during an executive session of non-management directors for approval of the total compensation paid to the Chief Executive Officer, including cash, non-cash, and equity compensation. In determining the recommended compensation of Mr. Hatler for 2007, the Compensation Committee considered both qualitative and quantitative factors. The Compensation Committee considered certain qualitative accomplishments by Mr. Hatler in 2006, including his leadership in strategically positioning the Company for future development and growth in the marketplace. In reviewing quantitative factors, the Compensation Committee reviewed the Company’s actual 2006 financial results compared to forecasted results.

In addition, the Compensation Committee reviews and recommends to the full Board for approval all equity-based compensation granted to employees, officers, and directors. A detailed discussion of the executive compensation process can be found in the section “Compensation Discussion and Analysis” in this Proxy Statement.

The Compensation Committee also reviews and recommends to the full Board the compensation paid to directors, including committee fees. The process and procedures used in determining Board compensation is discussed in the section “Compensation of Directors.”

Nominating and Executive Committee

The Executive Committee also serves as the Nominating Committee. In 2007, the Executive Committee was comprised of the Chairman, who is not deemed “independent” and two independent directors as that term is defined by the listing standards of Nasdaq and approved by the SEC. Its primary function is supervisory control and oversight of ongoing operations and performance. The Executive Committee meets as necessary to review these issues, as well as corporate development matters, strategic plans, and policy.

The Executive Committee, in its role as the Nominating Committee, recommends candidates for election to fill vacancies on the Board, including the nominations of members whose terms are due to expire. The members of the Nominating Committee have ongoing discussions concerning the direction of the Company and the desired qualifications for future director candidates. The Committee will consider nominees recommended by a reasonable source, including officers, directors, and shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.”

The Committee does not operate under a formal written charter; however, in discharging its responsibilities to nominate candidates for election to the Board of Directors, the Committee endeavors to identify, recruit, and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills, and high integrity. The Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to the needs of the Company. In nominating candidates to fill vacancies created by the expiration of the term of a member of the Board, the Committee determines whether the incumbent director is willing to stand for re-election. If so, the Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the Company’s business. The Committee evaluates all candidates, including shareholder-proposed candidates, using the same methods and criteria. During 2007, the entire Board acted as the Nominating Committee and took action to nominate the two candidates for re-election to the Board of Directors.

COMMITTEE REPORTS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management, and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement and 2007 Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC.

2007 Compensation Committee Members

Richard W. Baldwin

Robert J. Grossman (Chair)

Stan W. McNaughton

Audit Committee Report

As part of fulfilling its responsibilities, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with the standards of the Public Company Accounting Oversight Board of the United States, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm, including those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Our independent registered public accounting firm also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and the Committee discussed that firm’s independence with representatives of the firm.

Based on the Committee’s review of the audited consolidated financial statements and its various discussions with management and the independent registered public accounting firm noted above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

2007 Audit Committee Members

Carole J. Grisham (Chair)

Russel E. Olson

Joseph M. Phillips

COMPENSATION OF DIRECTORS

Directors receive compensation in the form of cash, benefits, and, as applicable, awards in the form of restricted stock or stock options.

The following table shows compensation paid or accrued for the last fiscal year to the Company’s directors. The footnotes to the table describe the details of each form of compensation paid to directors. The table includes only those columns that relate to compensation paid to or earned by directors in 2007.

2007 Director Compensation Table

Name(a)	Fees Earned or Paid in Cash ($)(b)(1)		Stock Awards ($)(c)(2)	Option Awards ($)(d)(3)	All Other Compensation ($)(e)(4)		Total ($)(f)
Richard W. Baldwin	$10,500		$6,020	$3,944	$8,072		$28,536
Craig O. Dawson	$10,500		$6,020	$0	$0		$16,520
C. Don Filer	$19,250	(6)	$6,020	$3,944	$70,493	(5)	$99,707
Carole J. Grisham	$15,500		$6,020	$3,665	$4,199		$29,384
Robert J. Grossman	$10,500		$6,020	$3,126	$8,072		$27,718
Gerald O. Hatler	$0	(7)	$6,020	$3,126	$0		$9,146
Stan W. McNaughton	$15,500		$6,020	$3,126	$0		$24,646
Russel E. Olson	$18,500		$6,020	$3,335	$0		$27,855
Joseph M. Phillips	$12,959	(8)	$6,020	$0	$0		$18,979

(1)	Amounts shown reflect the payment of the annual retainer and Committee fees paid to non-employee directors and includes $2,000 for Mr. Olson deferred under the Deferred Compensation Plan, the material terms of which are discussed below.

(2)	Represents the grant date market value of the stock award in accordance with SFAS 123(R).

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R) and includes amounts awarded in and prior to 2007. Additional information regarding assumptions used is contained in Note 11 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s accompanying Annual Report.

At fiscal year end, directors had outstanding stock option awards to purchase shares of the company as follows: Richard W. Baldwin, 3,000 shares; C. Don Filer, 1,998 shares; Carole J. Grisham, 2,333 shares; Robert J. Grossman, 1,110 shares; Gerald O. Hatler, 1,110 shares (see page 22 for outstanding stock option awards granted to Mr. Hatler as an employee); Stan W. McNaughton, 2,333 shares; and Russel E. Olson, 2,333 shares, for an aggregate total of 14,217 shares.

(4)	Represents amounts paid on behalf of the directors for medical, dental and vision insurance coverage.

(5)	Includes payments made to Mr. Filer in exchange for his right to receive post-retirement medical benefits as the result of the Company’s elimination of the plan.

(6)	Mr. Filer received a prorated fee for his service on the Audit Committee which ended in September 2007.

(7)	Director fees paid to Mr. Hatler are reflected in the Summary Compensation Table.

(8)	Mr. Phillips received a prorated fee for his service on the Board beginning in February 2007 and for his service on the Audit Committee beginning April 2007.

2007 Director Fees

Cash Compensation

For the year 2007, directors of the Company each received an annual retainer fee of $10,500 for their services. In addition, non-employee directors received an additional fee of $5,000 for serving on each of the following committees: i) the Executive Committee, ii) the Audit Committee and the Bank’s Credit Committee. At this time, the Company does not pay an additional fee for members of the Compensation Committee, or a fee for meeting attendance, or additional fees to committee chairpersons. The fees paid to directors are recommended by the Compensation Committee and approved by the full Board on an annual basis. Currently, the Bank does not pay a separate fee to its directors, other than Committee fees.

Through 2007, Directors and their spouses were entitled to participate in the Company’s medical, dental, and vision insurance plans. The Company paid the cost of such coverage for eligible Directors on the same shared cost basis as for Company employees. Directors also receive reimbursement for reasonable travel expenses associated with Board and/or Committee meetings, as well as costs and expenses incurred while attending director educational programs.

Equity Compensation

Upon the recommendation of the Compensation Committee, awards may be granted to our directors under the Company’s Second Amended 2000 Stock Option and Equity Compensation Plan (the “Plan”). The Plan authorizes the Board, or a committee of the Board, to administer the Plan (referred to as the “Plan Administrator”). The Plan Administrator has the authority to grant awards to directors and to determine the terms and conditions of such awards. Prior to 2007, only nonqualified stock options that vest over a three-year period and exercisable within three years and ninety days from date of grant have been awarded under the Plan. In 2007, stock grants were awarded to all Directors, with only Mr. Hatler receiving options. The Plan Administrator also has the ability to grant directors alternate types of equity-based compensation, such as stock appreciation rights (“SARs”), and restricted stock units under the Plan. For a description of the material terms of the Plan, see “Executive Compensation — Equity Compensation Plans.”

EvergreenBank Deferred Compensation Plan

In September 2007, the Bank adopted the EvergreenBank Deferred Compensation Plan (the “Deferred Plan”) which is available to all non-employee directors and executive officers of the Company and the Bank. Prior to that time, directors and executive officers had the option to participate in the PEMCO Deferred Compensation Plan which was co-sponsored by the Company.

Under the Deferred Plan, directors may voluntarily elect to defer all or a portion of their directors’ fees that would otherwise be paid to them in a calendar year. Directors are fully vested in their benefits under the Deferred Plan at all times. Benefit payments from the Deferred Plan are taxed as ordinary income in the year they are received by participants. The Company will generally receive a deduction for the deferred directors’ fees at that time. A complete description of the general terms of the Deferred Plan is set forth in the section entitled “Executive Compensation — EvergreenBank Deferred Compensation Plan.”

PROPOSAL NO. 2

AMENDMENTS TO ARTICLES OF INCORPORATION

BOARD COMPOSITION

At the Annual Meeting, we are asking the shareholders to approve amendments to the Company’s Articles of Incorporation relating to Board composition. Article VIII of the Company’s Articles of Incorporation currently set the Board at between five and twenty-four, the exact number of which is currently set forth in the Bylaws. The Articles of Incorporation further require that the Board consist of no fewer than nine directors to maintain a staggered board.

Current Washington law (RCW 23B.08.050) allows for staggered terms of directors to consist of two or three groups, with each group as equal as possible. Accordingly, the Board believes it is in the best interest of the Company to update its Articles of Incorporation to reflect current law.

If adopted, Section VIII of the Articles of Incorporation will be amended to provide that (i) the Board of Directors will consist of not fewer than seven or more than fifteen persons; (ii) the Board will have the flexibility to set the exact number of directors by resolution of the Board from time to time; and (iii) the number of directors elected by the shareholders at the preceding annual meeting may be increased by not more than two directors by the Board between annual meetings of the shareholders. The complete text of the proposed amendments is set forth in the Second Amended and Restated Articles of Incorporation, attached as Exhibit A.

The Board of Directors will continue to be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms, and to fill any vacancies or newly created directorships. The Board of Directors previously approved the amendments at a special meeting held on February 7, 2008, subject to the approval of the Company’s shareholders.

PROPOSAL NO. 3

AMENDMENTS TO ARTICLES OF INCORPORATION

DIRECTOR INDEMNIFICATION

The Board of Directors has approved and recommends to the shareholders the adoption of amendments to the Company’s Articles of Incorporation to include director indemnification provisions that will (i) provide for the maximum indemnification permitted under applicable Washington State law; (ii) provide for mandatory indemnification and mandatory advances of expenses incurred; and (iii) eliminate personal liability of directors for monetary damages to the Company or its shareholders in case of a claim of indemnification against a director. The Company’s Articles of Incorporation do not currently address the indemnification of directors. It is intended that the indemnification provisions currently in the Bylaws be moved to the Articles of Incorporation and amended to provide for the maximum protection to the extent permitted under applicable Washington State law.

Background

In 2001, the formation of the Company was accomplished through an interim merger and the issuance of Company stock in exchange for Bank stock. In order to structure this exchange transaction to qualify for certain regulatory exemptions, the Articles of Incorporation and Bylaws of the Company were required to be substantially identical to the Bank’s Articles of Incorporation and Bylaws as they existed prior to the transaction. While the current indemnification provisions in the Company’s Bylaws do afford some protection to the Board of Directors, the protection is relatively minimal. For the Directors to receive the enhanced indemnification coverage permitted under applicable Washington State law, the provisions must be approved by the shareholders.

Effect of Amendments

The proposed amendments will provide for indemnification of a director unless his or her conduct is found to be “egregious.” Egregious conduct means acts or omissions that involve intentional misconduct or a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled. Thus, directors are provided with an absolute right to receive indemnification for any claim, unless their conduct relating to the claim is finally adjudged to have been egregious.

The amendment limiting the liability of directors provides that no director will be personally liable to the Company or its shareholders for monetary damages for conduct as a director, unless the conduct is finally adjudged to have been egregious conduct, as described above. This provision serves to minimize the risk to the Company of exposure to fees and other costs associated with a long, drawn-out lawsuit based only on allegations of director negligence.

Any indemnification of a director of the Company, in accordance with the proposed amendments, must be reported to the shareholders in the form of a notice to the shareholders delivered with or before the notice of the next shareholders’ meeting. Accordingly, shareholders will be kept fully apprised as to the indemnification of any director of the Company in the future.

The full text of the proposed amendment is set forth in Article IX of the Second Amended and Restated Articles, attached as Exhibit A.

The Board believes that the proposed amendments expanding indemnification coverage will enhance the Company’s ability to retain and attract qualified individuals to serve as directors, and to allow such individuals to exercise their independent business judgment on behalf of the Company and its shareholders. The Board deems it in the best interest of the shareholders, the Company and the directors to adopt the amendments relating to indemnification of the directors.

Vote Required and Board Recommendation

In order for the amendments in Proposals No. 2 and No. 3 to be adopted, the affirmative vote of a majority of those shares entitled to vote is required. Brokers do not have discretion to cast a vote on the amendments without your direction. If your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted for the amendments. Abstentions and broker non-votes will have the same effect as a vote against the proposed amendments.

The Board of Directors unanimously recommends that you vote “FOR” the proposed amendments to the Articles of Incorporation in Proposals No. 2 and No. 3.

If approved, the amendments outlined under Proposals No. 2 and No. 3 will become effective upon the filing of Amended and Restated Articles of Incorporation with the Washington Secretary of State, which the Company would do promptly after the Annual Meeting.

Subject to shareholder approval of the amendments to the Articles, the Board will make corresponding amendments to the Company’s Bylaws to make them consistent with the Amended Articles and current law and procedures.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table shows, as of January 31, 2008, the amount of common stock beneficially owned by (a) each director and director nominee; (b) the executive officers named in the compensation table (“Named Executives”); (c) all persons who are beneficial owners of 5% or more of the Company’s common stock; and (d) all of the Company’s directors and executive officers as a group. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. Where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table. All share numbers and prices have been adjusted for applicable stock splits and stock dividends.

Name	Position with Company and/or Bank	Number of Shares(1)(2)		Percentage of Shares(1)
Executive Officers and Directors
Richard W. Baldwin	Director	7,914		*
Valerie K. Blake	Sr. Vice President of the Bank	33,056		1.38%
Gordon D. Browning	Executive Vice President and Chief Financial Officer of the Company and the Bank	6,100		*
Dan W. Curtis	Executive Vice President and Chief Lending Officer of the Bank	16,920		*
Craig O. Dawson	Director	400		*
C. Don Filer	Director	42,385		1.77%
Carole J. Grisham	Director	11,024	(3)	*
Robert J. Grossman	Director	6,289		*
Gerald O. Hatler	Vice Chairman, President, and Chief Executive Officer of the Company and the Bank	78,894	(4)	3.30%
Stan W. McNaughton	Chairman	116,826	(5)	4.89%
Russel E. Olson	Director	8,622		*
Joseph M. Phillips	Director	1,400		*
Michael H. Tibbits	Executive Vice President & Chief Credit Officer of the Bank	7,635		*
Michelle P. Worden	Executive Vice President of the Bank	26,268		1.10%
Directors and executive officers as a group (14 persons)		363,733		15.23%

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Amounts reflect all applicable stock splits and dividends paid on the Company’s common stock.

(2)	Includes options granted under the Plan that are exercisable within 60 days as follows: Mr. Baldwin, 1,668 shares; Ms. Blake, 29,321 shares; Mr. Browning, 600 shares; Mr. Curtis, 15,606 shares; Mr. Filer, 666 shares; Ms. Grisham, 1,223 shares; Mr. Hatler, 48,520 shares; Mr. McNaughton, 1,223 shares; Mr. Olson, 1,223 shares; Mr. Tibbits, 3,135 shares; and Ms. Worden, 22,568 shares.

(3)	Includes 3,000 shares owned by Ms. Grisham’s spouse.

(4)	Includes 2,888 shares owned by Mr. Hatler’s spouse.

(5)	Includes 58,900 shares of common stock owned by PEMCO Mutual Insurance Company and 28,800 shares of common stock owned by its wholly-owned subsidiary, PEMCO Insurance Company, of which companies Mr. McNaughton serves as an officer and chairman. Mr. McNaughton disclaims beneficial ownership of these shares.

5% Shareholder
Clara McNaughton 16109 Evanston Avenue North Shoreline, Washington	130,690	5.47%

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers who are not director nominees or directors of the Company, including employment history for the last five years.

Name	Age	Position with Bank and Five Year Employment History	Tenure as an Officer of the Bank
Gordon D. Browning	53	Executive Vice President and Chief Financial Officer	2006

Michael H. Tibbits	47	Executive Vice President and Chief Credit Officer	2006

Dan W. Curtis	62	Executive Vice President and Chief Lending Officer(1)	2007

Michelle P. Worden	46	Executive Vice President	2005

Valerie K. Blake	58	Senior Vice President	1998

(1)	Mr. Curtis joined the Bank in 1973 and was appointed as Chief Lending Officer on November 6, 2007. He previously served as Senior Vice President & Relationship Manager of the Bank.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one that is designed to reward executives with annual and long-term compensation and to align the executives’ interests with those of the shareholders. Our objective is to create long-term value for the Company’s shareholders, consistent with protecting the interests of depositors. We believe this objective is best supported by attracting, retaining and motivating well-qualified directors, executive officers, and other employees through competitive compensation arrangements.

Historically, the Company has placed more emphasis on base salary, discretionary bonuses and other benefits than on incentive-based compensation programs. The Company believed that this approach provided more long-term benefit to our shareholders than one heavily weighted towards incentive-based compensation. The Company’s compensation philosophy continues to evolve, driven in part by the need to compete with other banks for qualified employees. Many banks offer compensation programs more heavily biased towards performance-based incentives, which often result in greater total earnings potential for top-performing executives.

Although the Company’s targeted total compensation for its executive officers has not changed, the Company has begun to modify the compensation structure for its executive officers and employees to place more emphasis on incentive bonus pay and less on fixed salary and benefits. One part of this effort was the elimination, in late 2007, of the Company’s post-retirement medical benefits plan. The Company believes that the long-term retention value received by offering the plan was outweighed by its escalating cost.

The Company periodically awards equity-based compensation to executive officers, both as recognition of superior past performance and to align the interest of its executives with those of our shareholders. Executives are encouraged, but not required, to purchase shares of the Company’s common stock.

Compensation Committee

The Committee has the responsibility for establishing and monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers (“Named Executives”) is fair, reasonable and competitive, and works to further the current and future success of the Company. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive, relative to the compensation paid to executives in similar positions.

The Compensation Committee reviews and evaluates the Chief Executive Officer’s performance in light of Company goals and objectives, including shareholder return, and recommends to the Board during an executive session of non-management directors for approval of the total compensation paid to the Chief Executive Officer, including cash, non-cash, and equity compensation. The Compensation Committee also reviews and recommends to the full Board the compensation paid to directors, including committee fees. In addition, the Compensation Committee reviews and recommends for Board approval all equity-based compensation granted to employees, officers, and directors.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer annually reviews the performance of the other Named Executives. The conclusions reached and recommendations based on these reviews, including salary adjustments and other annual award amounts, are reviewed with members of the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to the Named Executives. The Chief Executive Officer is not involved with any aspect of determining his own compensation.

Targeted Overall Compensation

The Company competes with other much larger financial institutions for top executive talent. With recent past growth and projected future growth, the Company therefore seeks executives capable of effectively serving the larger organization that is evolving. As a result, the Company has generally set total compensation levels for its executive officers in a range of between 80% and 120% of the mean total cash compensation for comparable positions at banking companies with total assets of between $500 and $999 million. Several bank executive compensation surveys are available and the Company has chosen to use survey information provided by Milliman Consultants and Actuaries. The Milliman analysis provided the starting point for our analysis of compensation of executive management. When establishing salaries, annual bonus incentives and long-term incentives for our Named Executives, consideration is given to (i) the Company’s overall performance during the past year including meeting its financial and other strategic goals; (ii) the executives’ level of responsibility and function within the Company; (iii) the individual’s performance during the year; and (iv) the Milliman analysis. With respect to executive officers other than the Chief Executive Officer, the Committee also takes into consideration the recommendations of the Chief Executive Officer, however, other discretionary and subjective components such as leadership, working cooperatively with other business units, general management and quality of earnings may also be considered. In 2007, the total overall compensation for all executive officers exceeded the target range, averaging 125% of the mean total cash compensation for comparable positions at similar companies. Several factors impacted that, including the Company’s overall financial performance for the year, as well as one-time payments made to three executives in exchange for their rights to receive post-retirement medical benefits.

The Compensation Committee has the authority, in its sole discretion, as appropriate, to retain and confer with outside advisors on compensation matters to ensure that the Company’s executive compensation structure is achieving its intended result.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers included:

•	Base salary

•	Discretionary, individual job performance-based bonuses

•	Long-term equity compensation

•	Retirement and other benefits

•	Deferred compensation

•	Executive severance agreements

•	Perquisites and other personal benefits

Base salary.    The base salaries provided to the Named Executives in 2007 were between 92% and 126% of the mean average of the base salaries for similar positions at similar sized companies according to survey information provided by Milliman Consultants and Actuaries. The Company believes that by providing base salaries at this level it enables the Company to attract and retain the caliber of people required to ensure the growth and long-term success of the Company. The Company has historically paid lower bonuses as a percent of total compensation than comparable sized companies, its executive base pay has tended to be above the mean.

Discretionary bonuses.    Company executives are responsible for creating and executing strategic plans for their business unit. The Company rewards executive performance that exceeds expectations by paying periodic annual bonuses. The variable annual bonus permits individual performance be recognized and is based, in significant part, upon how well the executive executes his or her individual plan, and the contribution made by the executive to the Company’s overall performance. To be eligible to receive an annual discretionary bonus, an executive must complete substantially all of the strategic objectives in their business unit’s strategic plan and the Company must achieve certain financial performance measures in the Company’s financial plan, which for 2007, included pre-tax income, loan and asset growth. The maximum amount the executive is eligible to receive is the ratio of their salary to the total salaries of all Named Executives, times the total amount of the incentive pool. In 2007, the incentive pool was approximately 5% of pre-tax operating income. The actual amount paid to an executive otherwise eligible to receive an annual discretionary bonus may be reduced by up to 30% based upon a subjective assessment of the executives overall performance in non-quantifiable areas, such as recruiting, working cooperatively with other business units, general management and quality of earnings.

Long-term equity compensation.    The Company typically makes annual awards to its executive officers using criteria similar to that used to determine their eligibility to receive discretionary bonuses. All awards are granted under the Company’s Plan. Historically, the Company has awarded nonqualified stock options and, in 2007, restricted stock. However, the Plan provides also for the grant of incentive stock options, stock appreciation rights, and restricted stock units. The intent of the Plan is to align the financial interests of management with those of the shareholders. Grants in 2007 were made at the July 18, 2007 meeting of the Board. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price for equity awards is established at the fair market value of the closing price of our stock on the date the Board approves the grant.

Retirement benefits.    The Company believes that retirement benefits for its executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives. The Company provides retirement benefits in the form of employer contributions to the employee’s 401(k) account and an opportunity to defer a portion of his or her salary and bonus. The 401(k) plan permits all salaried employees to contribute up to a maximum of 15% of gross salary per month. For the first 6%, the Company contributes two dollars for each dollar the employee contributes. Partial vesting of Company contributions to the plan begins at 20% after two years of employment, and such contributions are 100% vested within five years of employment.

Executive Severance Agreements.    The Company believes that severance agreements help protect the interests of the shareholders by maintaining continuity of leadership through retention, and providing severance benefits to its employees in the event of a change in control. The Bank has entered into individual Change in Control/Severance Agreements with its Named Executives, excluding Dan Curtis, who will retire, effective April 30, 2008. The agreements provide for severance benefits if the executives’ employment is terminated under certain defined circumstances within twelve months following a change in control, as defined in the agreement. The amounts that could be payable under the respective agreements are quantified under the section “Executive Compensation—Post Employment and Termination Benefits” of this proxy statement.

Perquisites and other personal benefits.    The Company provides medical, dental, life, and disability insurance benefits comparable to those provided by other similar companies. In 2007, the Company paid 85% of the employee’s insurance premiums and 75% of the premiums for their family members.

EXECUTIVE COMPENSATION

Compensation Tables

The following table sets forth the compensation paid or accrued for the last two fiscal years to the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three Named Executives earning in excess of $100,000. The table includes only those columns that relate to compensation earned by the Named Executives for the last two years. The Company granted stock awards, but does not have an incentive compensation plan. Deferred compensation earnings for Mr. Hatler are not disclosed as the amount did not reach a level of “above-market earnings.”

SUMMARY COMPENSATION TABLE

Name and Principal Position(a)	Year(b)	Salary ($)(1)(c)	Bonus ($)(d)	Stock Awards ($)(2)(e)	Option Awards ($)(3)(f)	All Other Compensation ($)(4)(5)(6)(7)(g)	Total ($)(h)

Gerald O. Hatler,	2007	$322,039	$80,000	$0	$21,835	$53,915	$477,789
President & CEO of Company and Bank	2006	$270,923	$35,000	$0	$17,461	$27,958	$351,342

Gordon D. Browning,	2007	$156,812	$53,665	$3,073	$5,940	$18,687	$238,177
Executive Vice President & CFO of Company and Bank**	2006	$39,039	$0	$0	$956	$0	$39,995

Michael H. Tibbits,	2007	$146,923	$50,980	$3,073	$10,489	$17,907	$229,372
Executive Vice President & CCO, of Bank	2006	$119,327	$20,000	$0	$5,925	$17,185	$162,437

Dan W. Curtis,	2007	$121,254	$21,300	$1,229	$7,573	$84,310	$235,666
Executive Vice President & CLO of Bank*

Michelle P. Worden,	2007	$111,539	$42,422	$3,073	$15,527	$24,029	$196,590
Executive Vice President of Bank	2006	$100,000	$20,000	$0	$12,160	$16,372	$148,532

*	Mr. Curtis accepted the position of Executive Vice President and Chief Lending Officer on November 6, 2007; prior to that date he was a Senior Vice President and Relationship Manager with the Bank.

**	Mr. Browning joined the Company on September 11, 2006.

(1)	Includes director fees paid by the Company during the fiscal year 2007 for the benefit of Mr. Hatler in the amount of $10,500.

(2)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS 123(R) and include amounts awarded in 2007. Additional information regarding assumptions used is contained in Note 11 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s accompanying Annual Report. The amount recognized for stock awards received by Mr. Hatler as a director is included in the Director Compensation Table on page 12.

(3)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS 123(R) and include amounts awarded in 2007. Additional information regarding assumptions used is contained in Note 11 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s accompanying Annual Report. The amount recognized for options received by Mr. Hatler as a director is included in the Director Compensation Table on page 12.

(4)	The Bank paid life insurance premiums for the benefit of the executives as follows: Mr. Hatler, $471; Mr. Browning, $245; Mr. Tibbits, $237; Mr. Curtis, $168; and Ms. Worden, $159.

(5)	The Bank paid the following amounts as matching contributions to the 401(k) Plan: Mr. Hatler, $27,000; Mr. Browning, $18,442; Mr. Tibbits, $17,670; Mr. Curtis, $23,094; and Ms. Worden, $14,708.

(6)	Includes payments made in exchange for executives’ right to receive post-retirement medical benefits as the result of the Company’s elimination of the plan: Mr. Hatler, $25,915; Mr. Curtis, $61,048; and Ms. Worden, $9,162.

(7)	Does not include perquisites and personal benefits received by any officer, including the personal use of vehicles provided by the Bank and club memberships, the total of which did not exceed $10,000.

Equity Awards for Named Executive Officers

The tables on the following pages set forth certain information concerning stock awards relating to the Named Executives at fiscal year end December 31, 2007.

2007 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number Securities Under- lying Options (#)(2)	Exercise or Base Price of Stock and Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Gerald O. Hatler	3/15/2007	0	6,000	$15.25	$22,683	(3)
Gordon D. Browning	8/23/2007	2,500	0	$14.75	$36,875
Michael H. Tibbits	8/23/2007	2,500	0	$14.75	$36,875
Dan W. Curtis	8/23/2007	1,000	0	$14.75	$14,750
Michelle P. Worden	8/23/2007	2,500	0	$14.75	$36,875

(1)	Stock awards “cliff vest” five years from the date of the grant.

(2)	Nonqualified stock options which vest over a five year period and are exercisable for ten years from date of grant. Options may be exercised for a period of ninety days following termination of employment and for one year following death or permanent and total disability. Amounts have been adjusted to reflect all applicable stock splits and dividends paid on the Company’s common stock. As a director, Mr. Hatler also received 400 stock awards. These shares are reflected in the Director Compensation Table on page 12.

(3)	Represents the grant date fair value of the option award in accordance with SFAS 123(R). Grant date fair value is based on the Black–Scholes option pricing model for use in valuing stock options. The actual value, if any, which the executive may realize upon exercise of the options, will depend on the excess of the stock price over the base value on the date of exercise. The assumptions used in determining the grant date fair values of these awards are set forth in Note 11 to the Company’s financial statements for the fiscal year 2007, included in the Company’s accompanying Annual Report.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gerald O. Hatler	6,814	$18,152	400	$6,020
Gordon D. Browning	0	0	0	0
Michael H. Tibbits	0	0	0	0
Dan W. Curtis	0	0	0	0
Michelle P. Worden	900	$6,491	0	0

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options (based on closing price on the date of grant). The numbers have been adjusted to reflect applicable stock splits and stock dividends.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards*					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gerald O. Hatler	11,291	0		$6.8380	10/24/2010	0	0
	15,810	0		6.9565	1/20/2011
	10,541	0		8.0158	5/17/2012
	5,867	1,466	(1)	8.8920	3/26/2013
	2,345	3,332	(2)	10.6500	7/16/2014
	0	444	(3)	13.6875	11/19/2008
	0	3,198	(4)	13.6875	8/19/2015
	0	666	(5)	14.2500	8/19/2009
	0	3,200	(6)	14.2500	5/19/2016
	0	6,000	(7)	15.2500	3/16/2017

Gordon D. Browning	600	2,400	(8)	$15.0500	9/12/2016	2,500	$36,875

Michael H. Tibbits	1,601	1,065	(9)	$12.3750	1/21/2015	2,500	$36,875
	535	798	(10)	13.8750	6/17/2015
	1,000	4,000	(6)	14.2500	5/19/2016

Dan W. Curtis	6,324	0		$6.8380	10/24/2010	1,000	$14,750
	3,161	0		7.0514	5/30/2011
	1,053	0		8.0158	3/22/2012
	1,467	366	(1)	8.8920	3/26/2013
	1,500	1,000	(2)	10.6500	7/16/2014
	1,335	1,998	(10)	13.8750	6/17/2015
	400	1,600	(6)	14.2500	5/19/2016
Michelle P. Worden	2,576	0		$6.8380	10/24/2010	2,500	$36,875
	4,741	0		7.0514	5/30/2011
	5,269	0		8.0158	3/22/2012
	3,666	916	(1)	8.8920	3/26/2013
	3,000	2,000	(2)	10.6500	7/16/2014
	1,600	2,400	(10)	13.8750	6/17/2015
	800	3,200	(6)	14.2500	5/19/2016

*	Nonqualified stock options granted to employees vest annually at 20% over a five-year period and are exercisable for ten years from date of grant. Options may be exercised for a period ninety days following termination of employment and for one year following death or permanent and total disability.

Nonqualified stock options granted to Mr. Hatler as a director vest annually at 33.3% over a three-year period and are exercisable for three years and ninety days from date of grant.

Amounts have been adjusted to reflect all applicable stock splits and dividends paid on the Company’s common stock.

(1)	Vests on 3/25/2008.

(2)	One-half vests on 7/15/2008 and one-half vests on 7/15/2009.

(3)	Vests on 8/18/2008.

(4)	Vests equally on 8/18/2008, 8/18/2009, and 8/18/2010.

(5)	Vests equally on 5/18/2008 and 5/18/2009.

(6)	Vests equally on 5/18/2008, 5/18/2009, 5/18/2010, and 5/18/2011.

(7)	Vests on equally 3/15/2008, 3/15/2009, 3/15/2010, 3/15/2011 and 3/15/2012.

(8)	Vests equally on 9/11/2008, 9/11/2009, 9/11/2010 and 9/11/2011.

(9)	One-fifth vested on 1/20/2008 and the remaining vest equally on 1/20/2009 and 1/20/2010.

(10)	Vests equally on 6/16/2008, 6/16/2009, and 6/16/2010.

Post Employment and Termination Benefits

2007 Non-Qualified Deferred Compensation

Name(a)	Executive Contribution in Last FY($)(b)	Registrant Contributions in Last FY($)(c)	Aggregate Earnings in Last FY($)(d)(1)	Aggregate Balance at Last FYE($)(e)(1)
Gerald O. Hatler	$28,786	$0	$7,867	$105,685
Gordon D. Browning	0	0	0	0
Michael H. Tibbits	0	0	0	0
Dan W. Curtis	0	0	0	0
Michelle P. Worden	0	0	0	0

(1)	Reflects earnings deferred under the PEMCO Executive Deferred Compensation Plan and/or Deferred Plan, the terms of which are described below. Compensation deferral is invested in a group of investment funds offered through ING.

EvergreenBank Deferred Compensation Plan

The Company previously offered eligible management or highly-compensated employees the option to participate in the PEMCO Executive Deferred Compensation Plan of which the Company co-sponsored. As previously discussed, the Board adopted the Deferred Plan in September of 2007, consolidating the Company’s deferred compensation plans and ceased co-sponsoring the PEMCO Deferred Compensation Plan. The initial provisions of the Deferred Plan mirror the provisions of the previous plans with respect to eligible participants.

The Deferred Plan is a non-qualified deferred compensation plan under which eligible management or highly-compensated employees may elect to defer payment of up to 20 percent of their salary and bonus. The plan allows for additional deferral of taxable income because of regulatory restrictions imposed on higher compensated employees’ participation in the Company’s 401(k) Plan. The Company does not contribute to the Deferred Plan and funds deferred are held at ING. The Company will make distributions in accordance with individual elections. ERISA and the Internal Revenue Code’s tax-qualified plan rules generally do not apply to this plan. The Deferred Plan is consistent with the Internal Revenue Code Section 409A.

Executive Severance Agreements

Below is a summary of the Company’s agreements with the Named Executives listed in the Summary Compensation Table. These summaries are qualified in their entirety by the individual agreements.

The Bank has entered into individual Change of Control Severance Agreements (the “Agreements”) with Gerald O. Hatler, Gordon D. Browning, Michelle P. Worden and Michael H. Tibbits. The Agreements provide for severance benefits if the executives’ employment is terminated under certain defined circumstances within twelve months following a change of control, as defined in the Agreements. Those circumstances include termination of employment for “good reason” or other than “termination for cause,” as those terms are defined in the Agreements.

Severance benefits for the executives consist of: (i) For Mr. Hatler and Mr. Browning, a sum equal to two times the executive’s W-2 income, before salary deferral, received from the Bank for the calendar year ending before, or simultaneously with, the effective date of the change of control; for Ms. Worden and Mr. Tibbits, a sum equal to one times the executive’s W-2 income, before salary deferral, received from the Bank for the calendar year ending before, or simultaneously with, the effective date of the change of control; and (ii) a continuation, for twelve months after the effective date of termination, of life, medical, dental, and disability coverage substantially identical to the coverage maintained by the Bank or the Company for the executive immediately prior to the effective date of termination, except to the extent such coverage may be changed in its application to all Bank or Company employees on a nondiscriminatory basis.

If the severance benefits payable under the respective Agreement, together with any other payments made or to be made for the executive’s benefit would be a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then payment under the Agreement shall be reduced so that the total amount does not constitute a parachute payment. The Agreement is further limited so that no payment would constitute a “golden parachute” payment under identified regulatory rules.

The Agreements contain termination provisions that can become effective under stated circumstances. As part of the consideration for the benefits provided, the executive agrees to honor certain confidentiality and non-competition provisions described in the Agreements.

The table below shows the maximum amounts that could be paid to executives Hatler, Browning, Tibbits, and Worden under their respective agreements. The following information is based on (i) the executive’s salary at December 31, 2007; and (ii) assumes the triggering event was December 31, 2007.

	Termination Prior to Change in Control	Termination by Bank without Cause or by Executive With Good Reason Following Change in Control					Total Payments to Executive
		Salary	Life	Medical	Dental	Disability
Gerald O. Hatler	$0	$830,418	$468	$4,560	$888	$1,090	$837,424
Gordon D. Browning	0	300,492	243	6,552	1,488	563	309,338
Michael H. Tibbits	0	143,790	235	4,560	888	545	150,018
Michelle P. Worden	0	125,923	196	4,872	1,128	454	132,573

401(k) Retirement Plan and Profit Sharing Plan

We participate in a defined contribution retirement plan (“401(k) Plan”) that qualifies for special tax treatment under Section 401(k) of the Internal Revenue Code and covers all employees. The 401(k) Plan allows for tax-deferred employee contributions up to IRS maximum limits of 15 percent of gross salary per month. For eligible employees, the Bank will match 200 percent of the first 6 percent of the employee contribution. Employee elective contributions are 100 percent vested at all times. Matching and discretionary contributions vest 20 percent after two years of employment and are 100 percent vested upon five years, after which the employee is fully vested in all contributions. The expense relating to the Bank’s contributions for the year ended December 31, 2007 was $439,000.

As a result of the tax qualification of the 401(k) Plan, employees are not subject to federal or state income taxation on the employee elective contributions, contributions or earnings thereon until those amounts are distributed from the 401(k) Plan, although we continue to receive a compensation expense deduction for compensation paid.

TRANSACTIONS WITH MANAGEMENT

Transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company and the Bank, or their immediate family) are reviewed by the Audit Committee and recommended, when appropriate, to the full Board for approval. A transaction between a “related person” shall be consummated only if a majority of the disinterested independent members of the Board approves or ratifies such transaction, and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. While this has been the Company’s practice over the years, it has not adopted formal written policies or procedures for related person transactions.

Loans to Management and Directors

During 2007, the Bank has had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, their immediate family members and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collection or present other unfavorable features. All such loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and in the opinion of management, do not involve any undue credit risk to the Bank.

Data Processing Services

During 2007, we contracted with PCCS, Inc., PEMCO Corporation, PEMCO Mutual Insurance Company, and PEMCO Technology Services, Inc. for data processing services. Those companies were compensated at rates customary for such services and totaled $434,000. Mr. Hatler is a director of PEMCO Technology Services, Inc. and Mr. McNaughton is Chairman and/or director and officer of all four companies.

Lease Agreements

The Bank’s Eastlake office premises, located at 301 Eastlake Avenue East, Seattle and its Lynnwood branch office premises, located at 2502 196th Street SW, Lynnwood are leased from PEMCO Mutual Insurance Company, of which Mr. McNaughton is the Chairman, President, and Chief Executive Officer. The current lease payments are $9,032.27 and $6,486.88 respectively, per month. The leases are renewable as negotiated between the parties, with the current leases expiring March 31, 2012 and October 31, 2009, respectively. We consider the rent and the terms and conditions of the lease agreements with PEMCO Mutual Insurance Company to be fair and substantially the same or better than the terms and conditions of leases prevailing for comparable arms-length transactions.

PROPOSAL NO. 4

AMENDMENTS TO STOCK OPTION PLAN

At the Annual Meeting, the shareholders are being asked to approve amendments to the Company’s Second Amended 2000 Stock Option and Equity Compensation Plan to (i) increase the number of shares available under the Plan by an additional 120,000 for a total of 140,507 shares; (ii) extend the term of the Plan to January 17, 2018; (iii) amend the Plan to comply with Section 409A and Section 162(m) of the Internal Revenue Code; and (iv) restate and rename the Plan “Stock Option and Equity Compensation Plan (“Amended Plan”).”

The Amended Plan was approved by the Board of Directors on January 17, 2008, subject to the approval of the Company’s shareholders. At December 31, 2007, the aggregate number of shares represented by granted but unexercised options under the Plan was 198,628 and the number of shares remaining available for future grant was 20,507.

The Board of Directors believes that the proposed amendments are necessary to continue to provide a means to attract, motivate and retain the services of individuals who are likely to make significant contributions to the Company’s success, to encourage ownership of the Company’s common stock by employees and directors of the Company, and comply with the Internal Revenue Code.

Material Terms of the Plan and Amended Plan

The previously approved Plan, and if approved the Amended Plan, provide for the grant of awards in the form of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights, and restricted stock units. The following terms apply to both the Plan and the Amended Plan.

Participants.    All employees, officers and directors of the Company or a related corporation, and independent contractors who perform services for the Company or related corporation, except that incentive options may only be granted to employees of the Company or a related corporation.

Administration of the Plan.    The Plan is administered by the Board of Directors (or a Committee appointed by the Board comprised of independent directors) (“Plan Administrator”).

Plan Amendments.    The Plan may be amended by the Board of Directors without shareholder approval, except that no such amendment may (i) increase the number of shares reserved for issuance under the plan; (ii) permit the granting of awards to additional classes of persons; or (iii) modify the plan in a manner that would require shareholder approval under any applicable laws or regulations.

Types of Awards

Stock Options.    Nonqualified and incentive stock options may be granted under the respective plans. Incentive stock options are granted at an exercise price equal to the fair market value of the shares subject to the option at the time of grant, and in some cases must be 110% of such fair market value. All stock options expire at such time as determined by the Plan Administrator; provided, however, that incentive stock options will expire no later than 10 years from the date of grant. The option exercise price is payable in cash or other consideration as determined by the Plan Administrator, including Company common stock.

Restricted Stock Award.    A restricted stock award means a share of common stock is issued to an award recipient that is subject to restrictions and conditions. The restricted stock award will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the plan. No cash or other consideration need be paid for shares of common stock subject to a restricted stock award, other than in the form of services performed under terms and conditions determined by the Plan Administrator. Certificates representing the award may be held in escrow. Shares of common stock that are part of an award will vest upon satisfying such conditions as the Plan Administrator may determine, including, for example, completing a specified number of years of service or attaining performance goals. For example, the Plan Administrator may determine that such shares will vest over a period of four years from the date of grant (with 25% vesting on the first anniversary of the grant and 25% on each subsequent anniversary), provided the award recipient is employed by the Company on each of such anniversary dates. The Plan Administrator may also determine that none of such shares will vest until the award recipient has been employed by the Company for four years, at which time 100% of such shares will vest. The Plan Administrator may determine to use a shorter or longer vesting period than four years. An Award recipient holding a restricted stock award (both vested and unvested) will have the rights of a shareholder (including voting, dividend and liquidation rights) with respect to the shares subject to the award.

Stock Appreciation Right.    A stock appreciation right means the right to receive payment in cash or common stock in an amount equal to the excess of the fair market value of the common stock on the date of exercise of the right to receive payments under the stock appreciation right and the fair market value of the common stock at the time of grant. The stock appreciation right will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the current plan. No cash or other consideration need be paid for shares of common stock subject to an award, other than in the form of services performed under terms and conditions determined by the Plan Administrator. Stock appreciation rights will vest upon satisfying such conditions as the Plan Administrator may determine, including, for example, completing a specified number of years of service or attaining performance goals similar to those described in the section under Restricted Stock Awards. An award recipient holding a stock appreciation right will have none of the rights of a shareholder (including the payment of cash dividends) until such time as shares, if any, are actually issued. Upon termination of employment, any unvested portion of a stock appreciation right will be forfeited.

Restricted Stock Unit.    A restricted stock unit means the right to receive a payment in cash or common stock in an amount equal to the fair market value of the common stock on the date of exercise of the right to receive payments under the restricted stock unit. A restricted stock unit will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the plan. No cash or other consideration need be paid for shares of common stock subject to an Award, other than in the form of services performed under terms and conditions determined by the Plan Administrator. Restricted stock units will vest upon satisfying such conditions as the Plan Administrator may determine, including, for example, completing a specified number of years of service or attaining performance goals similar to those described in the section under Restricted Stock Award. An award recipient holding a restricted stock unit will have none of the rights of a shareholder (including the payment of cash dividends) until such time as shares, if any, are actually issued. Upon termination of employment, any unvested portion of a restricted stock unit will be forfeited.

Federal Tax Treatment

The following is a summary of federal income tax consequences related to awards granted under the plan and does not fully address all aspects of federal taxation. In general, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income that participants recognize pursuant to his or her award. For participants, the expected U.S. tax consequences of awards are as follows:

Nonqualified Stock Options.    A participant will not recognize income at the time a nonqualified stock option is granted. At the time a nonqualified option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares issued to the participant on the exercise date over the exercise price paid for the shares. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, the appreciation/depreciation in value of the shares following the date of exercise will be treated either as short-term or long-term capital gain/loss, depending on how long the shares are held.

Incentive Stock Options.    Holders of incentive stock options incur no federal income tax (other than potential alternative minimum tax) on the grant or exercise of such options. When stock received upon exercise of an incentive stock option is sold at a gain, the holder incurs tax at capital gain rates, provided the stock is treated in its hands as a capital asset. The Company will generally not be entitled to a deduction for any amount relating to stock issued under an incentive stock option. The exercise price of incentive stock options may be no less than the fair market value of the common stock of the Company at the time of grant.

Although there is no limit on the aggregate fair market value of stock that can be subject to an incentive stock option, to the extent the fair market value of stock (measured at the date of grant) with respect to which the option becomes exercisable for the first time during a calendar year exceeds $100,000, then the option shall be treated as a nonqualified stock option to the extent of the excess.

Restricted Stock Awards.    The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the participant will recognize ordinary income equal to the then fair market value of the stock. The participant may, however, make an election under Section 83(b) of the U.S. Internal Revenue Code to include the value of the shares in gross income in the year of Award despite such restrictions. Generally, the Company will be entitled to deduct the fair market value of the shares transferred to the employee as a business expense in the year the participant includes the compensation in income.

Stock Appreciation Rights.    A participant to whom a stock appreciation right is granted will not recognize income at the time of grant. Under the Amended Plan, in no event is a stock appreciation right exercisable unless the fair market value of shares of Company’s common stock on the date of exercise of the right exceed the fair market value of such share of Company common stock on the date of grant of the right.

Restricted Stock Units.    The grant of a restricted stock unit will result in no income to the participant or deduction for the Company until such time as payments are actually made to the participant under the restricted stock unit. At the time the Company makes such payment, the participant will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares, if any, plus cash transferred to the participant.

Vote Required and Board Recommendation

In order for the amendments to be adopted, the affirmative vote of a majority of those shares entitled to vote is required. Brokers do not have discretion to cast a vote on the amendments without your direction. If your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted for the amendment. Abstention and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” the proposed amendments.

PROPOSAL NO. 5

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has selected Crowe Chizek and Company LLC (“Crowe Chizek”) to continue to serve as the Company’s independent registered public accounting firm for the 2008 fiscal year. A representative of Crowe Chizek is expected to be present at the 2008 Annual Meeting and will have an opportunity to make a statement if so desired and is expected to be available to respond to appropriate shareholder questions.

Although the Company is not required to seek shareholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will reconsider the appointment.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the Audit Committee’s appointment of Crowe Chizek as the Company’s independent registered public accounting firm.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of our common stock file reports with respect to beneficial ownership of our securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year ended December 31, 2007 or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis with the SEC except that the Form 3 filed on behalf of Dan Curtis when he became a Section 16 officer due to his promotion to EVP and Chief Lending Officer in November was inadvertently filed late. A Form 3 was subsequently filed by the Company.

AUDITORS

The firm of Crowe Chizek performed the audit of the consolidated financial statements of the Company and its subsidiary for the year ended December 31, 2007.

Fees Paid to Independent Auditors

The following table sets forth the aggregate fees charged to the Company by Crowe Chizek for audit services rendered in connection with the audited consolidated financial statements and reports for the 2007 and 2006 fiscal years and for other services rendered during the 2007 and 2006 fiscal years to the Company.

Fee Category	Fiscal 2007	% of Total	Fiscal 2006	% of Total
Audit Fees	$99,050	80.29%	$120,770	92.51%
Audit-Related Fees	11,265	9.13%	0	0
Tax Fees	13,050	10.58%	9,780	7.49%
All Other Fees:
Compliance Consulting	0	0	0	0
Other Consulting	0	0	0	0
Total Other Fees	0	0	0	0
Total Fees	$123,065	100%	$130,550	100%

Audit Fees.    Audit fees are fees for the audit and quarterly review of the Company’s consolidated financial statements, assistance with and review of documents filed with the SEC, consent procedures, and accounting consultations relating to transactions and the adoption of new accounting pronouncements.

Audit-Related Fees.    Audit-related fees are fees for services that are reasonably related to the performance of the audit or the review of the Company’s consolidated financial statements and principally include consultation concerning financial accounting and reporting standards.

Tax Fees.    Tax fees are primarily fees for tax preparation services, including tax planning and compliance issues.

Crowe Chizek did not provide any other services to the Company in 2007 or 2006.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has established procedures for pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services include audit and audit-related services, tax services, compliance services, consulting and other services. For audit services, the independent registered public accounting firm provides the Audit Committee with an engagement letter at the beginning of the fiscal year outlining the scope of the audit services proposed to be performed during the year, together with an audit services fee proposal. Before the audit commences, the engagement letter and fee proposal must be approved by the Audit Committee. The Audit Committee also pre-approves all other permissible services based on specified project and service details, fee estimates and aggregate fee limits for each service category.

The Audit Committee considered the services provided by Crowe Chizek and determined that they were compatible with maintaining auditor independence.

INCORPORATION BY REFERENCE

The Report of the Compensation Committee and the Audit Committee set forth in this Proxy Statement are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals

Proposals of shareholders intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company’s Corporate Secretary before November 30, 2008, for inclusion in the 2009 Proxy Statement and form of proxy. A shareholder who intends to present a proposal at the Company’s Annual Meeting in 2009, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company notice of such intention by at least February 14, 2009 or the persons named as proxies in the form of proxy will have discretionary authority at the 2009 Annual Meeting with respect to any such proposal without discussion of the matter in the Company’s Proxy Statement.

Director Nominations

The Company’s Bylaws provide that director nominations must be received in writing at least 30 days before the Annual Meeting. Persons who wish to suggest potential nominees for the 2009 Annual Meeting may address their suggestions in writing to EvergreenBancorp, Inc., 1111 3rd Ave., Suite 2100, Seattle, Washington 98101, Attention: Corporate Secretary.

ADDITIONAL INFORMATION

The Company currently files periodic reports and other information with the SEC. Such information and reports may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Reports and information filed by the Company electronically will be available on an Internet site that the SEC maintains at www.sec.gov, as well as the Company’s website at www.EvergreenBancorp.com. Additional information, including recent press releases, is also available on the Company’s website.

ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2007, including financial statements. Written requests for the Form 10-K should be addressed to Gordon Browning, Executive Vice President and Chief Financial Officer, EvergreenBancorp, Inc., 1111 3rd Avenue, Suite 2100, Seattle, Washington 98101.

By Order of the Board

Gerald O. Hatler

President and Chief Executive Officer

Dated: March 27, 2008

Exhibit A

SECOND AMENDED AND RESTATED ARTICLES OF

INCORPORATION

OF

EVERGREENBANCORP, INC.

SEATTLE, WASHINGTON

The following Second Amended and Restated Articles of Incorporation are executed by the undersigned, a Washington corporation:

ARTICLE I

The name of the corporation shall be, and is EvergreenBancorp, Inc.

ARTICLE II

The office and place of business of this corporation shall be located in Seattle, County of King, State of Washington.

ARTICLE III

This corporation may engage in any activities permissible under applicable law.

ARTICLE IV

The total authorized capital stock of this corporation shall be divided into 15,000,000 shares of common stock with no par value per share and 100,000 shares of preferred stock with no par value per share.

1. Common Stock: Only the common stock shall be entitled to vote and each share shall be entitled to one vote.

2. Preferred Stock: Any unissued shares of preferred stock may be issued from time to time in one or more series. All shares of preferred stock shall be of equal rank and shall be identical except in respect of the particulars that may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of a series shall be identical in all respects with the other shares of such series except as to the date from which dividends, if any, thereon shall be cumulative if made cumulative. Before any shares of preferred stock of any particular series shall be issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series so far as not inconsistent with the provisions of this Article IV applicable to all series of preferred stocks;

(a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b) The annual rate of dividends, if any, payable on any shares of such series, the condition upon which the dates when such dividends shall be payable and whether such dividends shall be cumulative or non-cumulative;

(c) The time or times when the price or prices at which, and the manner in which shares of such series shall be redeemable;

(d) The obligation, if any, for the corporation to maintain a sinking fund for shares of such series;

(e) The amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the corporation;

(f) The rights, if any, of the holders of such shares of such series to convert such series into, or exchange such series for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation and the price or prices or rates of exchange in the adjustments of such shares shall be convertible or exchangeable;

(g) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions of shares of such series not fixed and determined in this Article IV; and

(h) The relative priority of dividends as between classes of stock and series of each class of stock.

3. Priority of Preferred Stock in the Event of Dissolution, Liquidation or Winding up of the Affairs of the Corporation:

(a) Nature of Priority: Subject to the remaining provisions of this section, the preferred stock shall be preferred over the common stock as to the net assets of the corporation.

(b) Priority: In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after payment or provision for payment for the debts and other liabilities of the corporation, the holders of each series of preferred stock shall be entitled to receive out of the net assets of the corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in any resolution providing for the issue of any particular series of preferred stock plus an amount equal to all dividends, if any, accrued and unpaid on each such share up to the date fixed for distribution and no more, before any distribution shall be made to the holders of common stock.

(c) Merger and Sale of Assets, Etc.: Neither the merger or consolidation of the corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 3.

4. Dividends on Common Stock: Subject to the limitations described in this Article IV and any further limitations prescribed in accordance therewith, the holders of common stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, property, or in shares of common stock.

5. Rights of Common Stock on Dissolution, Liquidation or Winding up of the Affairs of the Corporation: In the event of any dissolution, liquidation or winding up of the affairs of the corporation, the holders of the common stock shall be entitled after payment or provision for payment of the debts and other liabilities of the corporation and the amounts of which the holders of the preferred stock will be entitled, to share ratably in the remaining net assets of the corporation.

6. Reservation of Common and Preferred Stock: The corporation shall at all times reserve and keep available out of its own authorized but unissued common stock, solely for the purpose of effecting a conversion or exchange of the shares of preferred stock, the full number of shares of common stock then deliverable on the conversion or exchange of all shares of the preferred stock at the time outstanding.

7. Issue and Consideration for Capital Stock: The authorized but unissued shares of common stock or preferred stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. No certificate shall issue as to or include a fraction of a share.

8. Pre-emptive Rights: Upon any issue or sale for money or other consideration of any stock of this corporation that may be authorized from time to time, no holder of stock irrespective of kind of such stock, shall have any pre-emptive or other rights to subscribe for, purchase or receive any proportionate or other shares of the stock so issued or sold, but the Board of Directors may dispose of all or any such portion of such stock as and when it may determine, free of any such rights whether by offering the same to shareholders or by sale or other disposition as said Board may deem advisable.

ARTICLE V

The period of existence of this corporation shall be perpetual.

ARTICLE VI

Each whole share of outstanding common stock of the corporation shall have one vote upon each matter coming to a vote at meetings of shareholders without the right of cumulative voting in the election of directors.

ARTICLE VII

The Board of Directors is vested with the authority to make or amend Bylaws, subject to the power of the shareholders to change and repeal such Bylaws.

ARTICLE VIII

1. The Board of Directors shall consist of not fewer than seven (7) or more than fifteen (15) persons. The exact number within such minimum and maximum limits shall be fixed and determined by resolution of the Board of Directors from time to time. The number of directors elected by the shareholders at the last preceding annual meeting may be increased by not more than two (2) directors by the Board between annual meetings of the shareholders, and no decrease in the number of directors shall have the effect of shortening the term of any incumbent.

2. The Board of Directors will be divided into three classes: Class 1, Class 2, and Class 3. Each such class will consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors.

3. At each annual election, the successors to the class of directors whose terms shall expire in that year shall be elected to hold office for a term of three (3) years, so that term of office of one class of directors shall expire each year.

4. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. Any director elected to fill a vacancy shall hold office for the unexpired portion of the term of the director whose place he or she has been elected to fill, even though that term may extend beyond the next annual meeting.

ARTICLE IX

1. Defined Terms: As used in this Article IX:

(a) “Egregious conduct” by a person shall mean acts or omissions that involve intentional misconduct or a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.

(b) “Finally adjudged” shall mean stated in a judgment based upon clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal.

(c) “Director” shall mean any person who is a director of the corporation and any person who, while a director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and “conduct as a director” shall include conduct while a director is acting in any of such capacities.

(d) “Officer-director” shall mean any person who is simultaneously both an officer and director of the corporation and any person who, while simultaneously both an officer and director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and “conduct as an officer-director” shall include conduct while an officer-director is acting as an officer of the corporation or in any of such other capacities.

(e) “Subsidiary corporation” shall mean any corporation at least eighty percent of the voting stock of which is held beneficially by this corporation.

2. Liability of Directors: No director, officer-director, former director or former officer-director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director or officer-director occurring after the effective date of this Article IX unless the conduct is finally adjudged to have been egregious conduct, as defined herein.

3. Liability of Subsidiary Directors: No director, officer-director, former director, or former officer-director of a subsidiary corporation shall be personally liable in any action brought directly by this corporation as a shareholder of the subsidiary corporation or derivatively on behalf of the subsidiary corporation (or by any shareholder of this corporation double-derivatively on behalf of this corporation and the subsidiary corporation) for monetary damages for conduct as a director or officer-director of such subsidiary corporation occurring after the effective date of this Article IX unless the conduct is finally adjudged to have been egregious conduct, as defined herein.

4. Indemnification of Directors: The corporation shall indemnify any person who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether by or in the right of the corporation or its shareholders or by any other party, by reason of the fact that the person is or was a director or officer-director of the corporation or of a subsidiary corporation against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the corporation or its shareholders or to a subsidiary corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such proceeding unless the liability and expenses were on account of conduct finally adjudged to be egregious conduct, as defined herein. The reasonable expenses, including attorneys’ fees, of such person incurred in connection with such proceeding shall be paid or reimbursed by the corporation, upon request of such person, in advance of the final disposition of such proceeding upon receipt by the corporation of a written, unsecured promise by the person to repay such amount if it shall be finally adjudged that the person is not eligible for indemnification. All expenses incurred by such person in connection with such proceeding shall be considered reasonable unless finally adjudged to be unreasonable.

5. Procedure: No action by the board of directors, the shareholders, independent counsel, or any other person or persons shall be necessary or appropriate to the determination of the corporation’s indemnification obligation in any specific case, to the determination of the reasonableness of any expenses incurred by a person entitled to indemnification under this Article IX, nor to the authorization of indemnification in any specific case.

6. Internal Claims Expected: Notwithstanding section 9.4, the corporation shall not be obligated to indemnify any person for any expenses, including attorneys’ fees, incurred to assert any claim against the corporation (except a claim based on section 9.7) or any person related to or associated with it, including any person who would be entitled hereby to indemnification in connection with the claim.

7. Enforcement of Rights: The corporation shall indemnify any person granted indemnification rights under this Article IX against any reasonable expenses incurred by the person to enforce such rights.

8. Set-off of Claims: Any person granted indemnification rights herein may directly assert such rights in set-off of any claim raised against the person by or in the right of the corporation and shall be entitled to have the same tribunal which adjudicates the corporation’s claim adjudicate the person’s entitlement to indemnification by the corporation.

9. Continuation of Rights: The indemnification rights provided in this Article IX shall continue as to a person who has ceased to be a director or officer-director and shall inure to the benefit of the heirs, executors, and administrators of such person.

10. Effect of Amendment or Repeal: Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director, officer-director, former director or former officer-director existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.

11. Severability of Provisions: Each of the substantive provisions of this Article IX is separate and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

These Second Amended and Restated Articles are executed by the corporation by its duly authorized officer, and supersede the original Articles of Incorporation and all amendments thereto.

Dated: April 24, 2008	EVERGREENBANCORP, INC.

By:
Gerald O. Hatler, President and CEO

REVOCABLE PROXY

EvergreenBancorp

ANNUAL MEETING OF SHAREHOLDERS

April 24, 2008

3:30 P.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder of record hereby appoints Dan W. Curtis, Russel E. Olson and Robert J. Grossman to serve as proxies at the meeting, with full power of substitution, as Proxies for the shareholder to attend the Annual Meeting of EvergreenBancorp (the “Company”), to be held at 1111 3rd Avenue, Suite 300, Seattle, Washington on Thursday, April 24, 2008 at 3:30 p.m., local time and any adjournments thereof, and to vote any shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE

INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

À	FOLD AND DETACH HERE	À

EVERGREENBANCORP — ANNUAL MEETING, APRIL 24, 2008

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-818-9352 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/evgg and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Revocable Proxy Company
	Annual Meeting of Shareholders April 24, 2008					Please mark as indicated in this example		☒

		For	Withhold All	For All Except			For	Against	Abstain
1.	To elect two directors for a three year term.	☐	☐	☐	2.	To amend the Articles of Incorporation to eliminate the requirement to maintain nine directors for a staggered board.	☐	☐	☐

	Nominees: (01) Richard W. Baldwin (02) Craig O. Dawson				3.	To amend the Articles of Incorporation to move the indemnification provisions from the Bylaws to the Articles.	☐	☐	☐

					4.	To amend the Stock Option Plan to (i) increase the number of shares available under the plan; (ii) extend the term of the plan and (iii) certain other technical amendments.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any nominee(s), mark“For All Except” and write that nominee(s’) name(s) or number(s) in thespace provided below.					5.	Ratify the appointment of accountants.	☐	☐	☐
					6.	To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends a vote “FOR” proposals 1, 2, 3, 4 and 5 listed above.

					Mark here if you plan to attend the meeting				☐
					Mark here for address change and note change				☐

Please be sure to date and sign thisproxy card in the box below.		Date

Please sign exactly as your name(s) appear(s) hereon.
Sign above

+	x x x	IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW	x x x	+

¿	FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL	¿

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., E.S.T., April 24, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet

Call Toll-Free on a Touch-Tone Phone anytime prior to	anytime prior to
3:00 a.m., E.S.T., April 24, 2008:	3:00 a.m., E.S.T., April 24, 2008 go to
1-866-818-9352	https://www.proxyvotenow.com/evgg

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!